SCHEDULE 14-A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Hampden Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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September 29. 2014
Dear Fellow Stockholder:
As you may be aware, Hampden Bancorp is yet again facing a proxy contest from Dallas-based activist hedge fund manager, Johnny Guerry and his affiliated fund. Despite our Texas stockholder’s claims, your Board has tried everything in its power to avoid this costly and disruptive proxy contest. Again last week, we told Mr. Guerry that we were willing to add a mutually acceptable independent director to the Board to avoid this proxy fight. Johnny has refused all of our offers and told the Company the only way he will drop this contest is if he personally is added to your Board of Directors. For the reasons discussed below, your Board does not believe Mr. Guerry is qualified to be a director. In his proxy materials Johnny is seeking to have himself and his other candidate elected to replace two of your Board’s candidates, one of whom is the Company’s Chief Executive Officer and President, Glenn Welch. Thus, this election represents a referendum between the qualifications of Glenn Welch and Johnny Guerry. Your Board of Directors believes that this is a clear choice and we urge you to use the enclosed BLUE proxy card to vote IN FAVOR of your Board’s nominees. Your Board of Directors has nominated and unanimously recommends a vote IN FAVOR of our highly qualified slate of directors.
Glenn Welch Has Delivered Value To Hampden’s Stockholders

●	Since Glenn Welch took over as CEO of the Company, the Company stock price has increased 15% from $15.01 on December 31, 2012 to $17.22 on September 25, 2014.

●	The Company’s quarterly dividend has increased 100% from $0.04 per share as of November 2012 to $0.08 per share as of August 2014.

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In Mr. Welch’s first full year as CEO, the Company had record profitability and earnings per share, with core diluted EPS of $0.88 and core net income of $4.8 million. We believe that these numbers would have been even higher if Mr. Guerry had not waged his failed proxy contest. In the current challenging economic environment for banks, for the fiscal year ended June 30, 2014, the Company was successful under all metrics for measuring performance, with commercial loan growth of 25.6% and overall loan growth of 12.7%, all while improving our core efficiency ratio from 76.48% at June 30, 2013 to 66.56% at June 30, 2014.

●	The Company continues to aggressively repurchase its stock. Since December 2011, the Company has purchased over 919,641 shares or 15% of its common stock outstanding.

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In November 2013, the Company hired Sterne Agee as its investment banker to advise the Company on various topics, including the current mergers and acquisition environment and various strategies to create stockholder value. Despite our Texas stockholder’s claims, your Board has explored, and will continue to explore, any and all alternatives to enhance stockholder value.

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Your CEO and director candidate, Glenn Welch, has 30 years of experience in operating banks in Western Massachusetts, including 16 years at Hampden Bank. Your Board believes no one understands the Company and the opportunities and challenges it faces better than Glenn Welch.

Johnny Guerry Has No Experience In Working For A Bank Or Any Other Kind of Operating Company

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Since his graduation from Southern Methodist University in Dallas in May 2005, Johnny Guerry’s sole job has been working for the small Dallas based hedge fund, Clover Partners. He has never been employed by, or been a director at, any bank or any other operating company. Johnny is not even on a non-profit or charity Board of Directors.

Johnny Guerry Has No Experience Working For, Or Being A Director Of, A Public Company.

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Johnny Guerry has absolutely no experience with public companies. In the resume he provided to the Company, the 32 year old Mr. Guerry commented as follows concerning his lack of public company experience I “have had exposure to public companies my entire life as my father was the CEO of Chattem Inc. (CHTT) until 2013.” Unfortunately, it is Johnny not his father who is a director candidate.

Johnny Guerry is Misleading Stockholders About the “Sales” of Stock by Management and the Board of the Company.

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Contrary to Johnny’s public statements, since last year’s Annual Meeting, there have been only three sales of Company stock by insiders for an aggregate amount of 4,464 shares of Common Stock. Fifty percent of the transactions referred to by Johnny as “sales” were simply cashless exercises of stock options where a person uses shares of an exercised stock option to pay the total exercise cost. These “sales” actually increased insider ownership by 10,532 shares. Cashless exercises of stock options are the most common way for insiders at public companies to exercise an option. By saying these transactions are sales, Johnny is either trying to intentionally mislead stockholders or once again showing his lack of knowledge about public companies.

●	All ten of the Company’s directors own twice as much stock as Garold Base (Johnny’s other candidate for director).

What Johnny Guerry Has Not Told You About His Experience At Clover Group

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While Johnny touts his experience working for Clover, he does not mention that he rented space in Clover’s headquarters to a person who he had been friends with for five years. This decision did not end well for Johnny. This friend and tenant was a drug dealer who “was a convicted felon and had spent time in Federal Prison.” Sometime during this tenancy, Johnny discovered that his criminal friend was using his space on Clover’s premises to engage in “several nefarious business dealings including but not limited to embezzlement and fraud,” and Mr. Guerry had his friend evicted. According to Johnny, it was only at this time that he became aware of his friend’s criminal past. After this eviction, Johnny sought a temporary restraining order seeking protection from his former friend and tenant. The quotes in this paragraph are Johnny’s own words taken from the affidavit and complaint he filed against his friend. In these materials, Johnny further stated that his friend and former tenant was “known to have an extremely violent temper and is extremely unstable” and “does not take the law seriously.” The decision to rent and share office space with this person is an example of Johnny Guerry’s business judgment. Is this the type of person that you want to protect your investment and serve on your Board of Directors?

YOUR VOTE IS IMPORTANT
Your Board of Directors believes a vote for Johnny Guerry and his group is not in the best interests of Hampden Bancorp’s stockholders. That is why we urge you to use the enclosed BLUE proxy card to vote IN FAVOR of our highly qualified slate of directors. Your Board of Directors has nominated and unanimously recommends a vote IN FAVOR of STANLEY KOWALSKI, JR., MARY ELLEN SCOTT, AND GLENN S. WELCH AS DIRECTORS.
Thank you again for your continued support,

Richard J. Kos
Chairman of the Board of Directors

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. King
48 Wall Street
New York, New York 10005

For stockholder questions: 1-800-735-3591. For banks and brokers: 212-269-5550.
Email: info@dfking.com

ABOUT HAMPDEN BANCORP, INC.
Hampden Bancorp, Inc. (NASDAQ: HBNK) is the holding company of Hampden Bank. Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.
IMPORTANT STOCKHOLDER INFORMATION
This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 4, 2014. On September 26, 2014, the Company filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and form of BLUE proxy card in connection with the Annual Meeting. HAMPDEN BANCORP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING BLUE PROXY CARD BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov. The proxy statement, any amendments or supplements to the proxy statement, and other documents may also be obtained from the Company’s website at www.hampdenbank.com or upon request addressed to Hampden Bancorp, Inc., Attn: Tara Corthell, 19 Harrison Avenue, Springfield, MA 01103.
The Company, its directors and its executive officers are deemed to be participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting. Information regarding the Company’s directors and executive officers, including a description of their affiliations and interests by security holdings, is contained in the proxy statement and other materials filed with the SEC.
FORWARD-LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, increased competitive pressure among financial service companies; changes in local, regional, national and regional economic conditions; changes in interest rates; changes in consumer spending, borrowing and savings habits; legislative and regulatory changes; adverse changes in the capital markets; the inability of key third-party providers to perform their obligations to the Company; changes in relevant accounting principles and guidelines; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K filed with the SEC, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the SEC, which are available through the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

APPENDIX

For The Year Ended June 30, 2014
Reconciliation of Non-U.S. GAAP Financial Measures:	(In thousands, except share data)
Net income	$4,515
Plus: Non-recurring contested stockholder meeting expenses (1)	262
Total core net income	$4,777

Total non-interest expense	$16,371
Less: Non-recurring contested stockholder meeting expenses	(410)
Core non-interest expense	$15,961

Basic weighted average shares outstanding	5,304,151
Diluted weighted average shares outstanding	5,435,761

Core efficiency ratio (2)	66.56%

Core basic earnings per share	$0.90

Core diluted earnings per share	$0.88

(1) Non-recurring contested stockholder proxy expenses are tax effected using an effective tax rate of 36%.
(2) The core efficiency ratio represents core non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.